Security Capital Bancorp

NEWS ANNOUNCEMENT                                        For immediate release
 For additional information:
 David B. Jordan, Vice-Chairman/CEO
 Security Capital Bancorp
 (704) 637-6180
 September 26, 1994

                         SECURITY CAPITAL BANCORP ACQUIRES
                 FIRST FEDERAL OF CHARLOTTE IN $41 MILLION DEAL:

  Merger of Charlotte bank with Security Bank and Trust Company will form Security Capital Bank--a $680 million commercial bank--and boost Security Capital assets to more than $1.2 billion.

  SALISBURY, N.C.--Security Capital Bancorp (NASDAQ/NMS-SCBC), a bank holding company based in Salisbury, N.C., announced today that it has acquired First Federal Savings and Loan Association of Charlotte for approximately $41 million from Fairfield Communities, Inc. (NASDAQ-FFCI). Concurrent with the purchase, First Federal will be merged into Security Bank and Trust Company, a bank subsidiary of Security Capital Bancorp, under the new name "Security Capital Bank." The purchase raises the bank holding company's assets to $1.2 billion, ranking it 10th among North Carolina bank holding companies. The new commercial bank subsidiary will control $680 million of those assets.

  "The First Federal purchase is significantly expanding our banking presence in Charlotte," said David B. Jordan, vice chairman and chief executive officer of Security Capital Bancorp. "We are purchasing seven Charlotte branches. First Federal's three other branches in Rockingham, Troy and Biscoe are extending our comprehensive coverage in the south-central Piedmont region of North
Carolina. We believe that the acquisition will expand our market, maintain the quality of our loan portfolio, increase operating efficiencies and boost earnings for the shareholders of Security Capital Bancorp."

  Security Capital has already won recognition for its banking prowess. In late 1993, FINANCIAL WORLD magazine ranked Security Capital Bancorp as third in financial strength and efficiency among publicly owned U.S. banks with assets over $750 million. The acquisition of First Federal will extend the banking company's geographical franchise to include 46 branch offices serving 30 communities in 13 counties.

  Soon, the Salisbury bank holding company will consolidate some of its new Charlotte branches and, in early 1995, merge its remaining three savings banks (OMNIBANK, Salisbury; Citizens Savings, Concord; and Home Savings Bank, Kings Mountain) into Security Capital Bank. Their merger with Security Capital Bank and conversion to a commercial bank involves a one-time charge of approximately $5.6 million to record deferred tax liabilities. As a result of this charge, other expenses associated with the acquisition and restructuring charges, Security Capital anticipates a net loss for the bank holding company during the third quarter of 1994.

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 507 WEST INNES STREET
 POST OFFICE BOX 1387
 SALISBURY, NC 28145-1387
 TEL: (704) 636-3775
 FAX: (704) 637-1427


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  Security Capital is purchasing the outstanding stock of First Federal from
Fairfield Communities, Inc. The purchase price of $41 million in cash was for all authorized and outstanding stock of the Charlotte-based financial institution. Pursuant to the terms of the purchase agreement, Fairfield Communities repurchased certain assets from First Federal totaling approximately $58 million.

  "At the end of the day, the remaining assets of First Federal match the quality of assets Security Capital has always maintained," said Jordan.
"The advantage to our shareholders is that more of our assets are now employed in commercial banking, which offers a larger and more diverse market along with better profitability for the bank. When our savings banks are converted, Security Capital Bank will be a commercial banking institution with over $1.2 billion in assets."

  Security Capital Bancorp was formed in June 1992 by the merger of two Salisbury institutions, First Security Financial Corporation and Omni Capital Group, Inc. Omni Capital Group, Inc. was formed in 1988 from the merger of the Home Federal Savings Bank, Salisbury, and Citizens Savings, FSB, Concord. Security Bank was originally chartered in 1915 as the Morris Plan Company.



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